Exhibit 99.3

1018, Tower B
500 Yunjin Road
Shanghai, 200232, China
Tel: 86 (21) 5407 5836
Fax: 86 (21) 3209 8500
www.frost.com

24th April, 2020

Ebang International Holdings Inc.

26-27/F, Building 3, Xinbei Qianjiang International Building

Qianjiang Economic and Technological Development Zone

Yuhang District, Hangzhou, Zhejiang

People’s Republic of China

+86 571-8817-6197

Re: Consent of Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

Ladies and Gentlemen,

Frost & Sullivan (Beijing) Inc., Shanghai Branch Co. hereby consents to (i) references to our name, (ii) inclusion of information and data contained in our report entitled “Global and China Integrated Circuit Chip and Communication Equipment Market Study” (together with any subsequent amendments made by us thereto, the “Report”) and (iii) citation of the Report, in each case, in this Registration Statement on Form F-1 (and in all subsequent amendments) in connection with the proposed initial public offering of Ebang International Holdings Inc. (the “Company”), in the prospectus contained therein, and in any other future filings or correspondence with the U.S. Securities and Exchange Commission (the “SEC”). We further hereby consent to the filing of this letter as an exhibit to such Registration Statement and any amendments thereto with the SEC.

Yours faithfully,

For and on behalf of

Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

/s/ Yves Wang
Name:	Yves Wang
Title:	Managing Director, China